Exhibit 99.1

Company Contact:
Dunnan D. Edell,
Chief Executive Officer
800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES THE NOMINATION OF TWO NEW DIRECTORS AND THE RETIREMENT OF TWO DIRECTORS.

East Rutherford, NJ, May 25, 2011: CCA Industries, Inc. (NYSE Amex: “CAW”) is pleased to announce today that the Board of Directors has invited Sardar Biglari and Dr. Philip Cooley to be nominees for directors to stand election at the next annual meeting of the shareholders. Ira W. Berman, the Company’s Chairman of the Board, stated “Sardar is Chairman of Biglari Holdings, Inc., a diversified holding company which owns 12.8% of our common stock. We continue to be excited about our future and look forward to the participation of Sardar and Phil to assist in the achievement of our goals.”

The Company also announced today that Ira W. Berman and Jack Polak have informed the Company that they will not stand for re-election to the Board of Directors at the Company’s next annual meeting. Ira Berman, who started the present Company with David Edell in 1983, will become Chairman Emeritus and remain as a consultant to the Company, pursuant to the terms of his employment agreement, for a period of five years that commenced on January 1, 2011. Jack Polak has served as a director of the Company since 1983. Dunnan D. Edell, the Company’s President and Chief Executive Officer, stated “that the Company feels honored to have had both Ira Berman and Jack Polak on our board. Their work has been invaluable in building a company, which in 1983 had no shareholder value, to where we are today. We will always be extremely grateful to them and for their long years of service.”

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T“ Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Parfume de Vanille” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially form estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.